ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

     THIS AGREEMENT is made as of June 1, 2005, by and among Quadrant Fund, Inc. (the "Fund"), GMAC Institutional Advisors, LLC, a Delaware limited liability corporation, the advisor to the Fund ("Advisor") and administrator to the Fund ("Administrator").

                              W I T N E S S E T H :

     WHEREAS, the Fund wishes to retain the Administrator to provide certain administration, accounting and investor services provided for herein, and the Administrator wishes to furnish such services, either directly or through the engagement of one or more sub-administrators.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS. As used in this Agreement:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c)  "1940 Act" means the Investment Company Act of 1940, as amended.

     (d) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Directors ("Board") to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by the party which is authorizing the authorized person and received by the Administrator.

     (e)  "CEA" means the Commodities Exchange Act, as amended.

     (f) "Oral Instructions" mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person. The Administrator may consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (g) "Organizational Documents" means in the case of the Fund, the Fund's memorandum and articles of incorporation, bylaws, and other documents constituting the Fund.

     (h)  "SEC" means the Securities and Exchange Commission.

     (i) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

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     (j)  "Written Instructions" means (i) written instructions signed by an
          Authorized Person and received by the Administrator or (ii) trade instructions transmitted (and received by the Administrator) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, or facsimile sending device.

2.   APPOINTMENT.

     The Fund hereby appoints the Administrator to provide administration, accounting and investor services in accordance with the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish such services. The Fund hereby authorizes the Administrator to engage the services of a sub-administrator of its choosing at no cost to the Fund, and to direct the services of the sub-administrator on behalf of the Fund. The Administrator shall bear all costs associated with the engagement of any sub-administrator.

3.   COMPLIANCE WITH RULES AND REGULATIONS.

     With respect to the Fund, the Administrator undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. Except as specifically set forth herein or in a separate agreement signed by the Administrator, the Administrator assumes no responsibility for such compliance by the Fund.

4.   INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions.

     (b) The Administrator shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by the Administrator to be an Authorized Person) pursuant to this Agreement. The Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board, unless and until the Administrator receives Written Instructions to the contrary, unless the Administrator has actual knowledge to the contrary.

     (c) The Fund agrees to forward to the Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Administrator or its affiliates) so that the Administrator receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions

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          or enforceability of the transactions authorized by the Oral
          Instructions or the Administrator's ability to rely upon such Oral Instructions. Without prejudice to the foregoing, where the Administrator is aware of a material discrepancy between Oral Instructions and confirming Written Instructions, the Administrator shall promptly notify the Fund of such discrepancy. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, the Administrator shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that the Administrator's actions comply with the other provisions of this Agreement.

5.   RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE FUND. If the Administrator is in doubt as to any action it should or should not take, with respect to the duties to be performed by the Administrator hereunder, the Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) ADVICE OF COUNSEL. If the Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, with respect to the duties to be performed by the Administrator hereunder, the Administrator may request advice of counsel of its own choosing. The cost of counsel pursuant to this provision shall be borne by the Administrator unless the advice is sought from counsel for the Fund.

     (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from the Fund, and the advice the Administrator receives from counsel, the Administrator may rely upon and follow the advice of counsel. Involving an issue of compliance with law or legal requirements, the Administrator shall be entitled to rely upon and follow the reasonable advice of counsel, provided the Administrator has discussed the matter with the Fund and/or counsel of the Fund's choosing and the conflict is not resolved.

     (d)  PROTECTION OF THE ADMINISTRATOR. Subject to the second sentence of
          Section 12, the Administrator shall be indemnified by the Fund and without liability for any action the Administrator takes or does not take in good faith and in reliance upon directions, advice, Oral Instructions or Written Instructions the Administrator receives from, or on behalf of, the Fund or from counsel and which the Administrator reasonably believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon the Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of the Administrator's properly taking or not taking such action.

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6.   RECORDS; VISITS.

     (a) The books and records pertaining to the Fund, which are in the possession or under the control of the Administrator, shall be the property of the Fund. Because the Fund is an investment company registered under the 1940 Act, such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons (and, with respect to the Fund registered under the 1940 Act, the staff of the SEC or other regulators) shall have access to such books and records at all times during the Administrator's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the expense of the Fund, provided that upon termination of this Agreement the original records of the Fund still under control of the Administrator shall be delivered to the successor fund administrator, if applicable. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

     (b)  The Administrator shall keep the following records:

          (i) all books and records with respect to the Fund's books of account;

          (ii) records of the Fund's securities transactions;

          (iii) list of investors with respect to the Fund, and

          (iv) investor documentation with respect to the Fund.

     (c) If the Administrator receives any Report on Controls Placed in Operation and Tests of Operating Effectiveness prepared in accordance with U.S. Statement of Auditing Standards No. 70 ("SAS 70 Report") from a sub-administrator to the Fund engaged by the Administrator, the Administrator shall provide such SAS 70 Report to the Fund within thirty (30) days after the Administrator receives the SAS 70 Report, provided that the Fund has requested such SAS 70 Report.

7.  CONFIDENTIALITY.

     (a) The Administrator and the Fund each shall keep confidential any information relating to the business of the other ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, investments, investment strategies, finances, operations, employees, personnel, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Administrator and their respective affiliates and subsidiaries and the customers, clients and suppliers of any of them; (b) all confidential or proprietary concepts, documentation, reports, data, specifications,

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

          computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (c) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party prompt written notice of the same, to the extent such notice is permitted); (f) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) release of such information is necessary or desirable in connection with the Administrator's provision of services under this Agreement; or (h) it has been or is independently developed or obtained by the receiving party. Notwithstanding anything herein to the contrary, the receiving party shall disclose Confidential Information pursuant to a request by any regulatory body or governmental agency.

     (b) If any party to this Agreement is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party (the "Disclosing Party"), will promptly notify the other parties (to the extent permitted by law) of such request or requirement so that such other party or parties may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party is, in the opinion of counsel to the Disclosing Party, compelled to disclose the Confidential Information the Disclosing Party may disclose only such portion of the Confidential Information to the party compelling disclosure as is required by law, as determined solely by counsel to the Disclosing Party.

     (c) Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

8.   LIAISON WITH ACCOUNTANTS.

     The Administrator shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. The Administrator shall take all reasonable action in the performance of its duties under this Agreement with respect to the Fund to assure that the necessary information is made available in a timely fashion to such accountants for the expression of their opinion with respect to the Fund, as required by the Fund.

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9.   THE ADMINISTRATOR SYSTEM.

     The Administrator shall retain title to and ownership of any and all databases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Administrator in connection with the services provided by the Administrator to the Fund under this Agreement. Nothing in this Agreement will grant to the Administrator title to or ownership of any data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, or other related legal rights belonging to the Fund, or its affiliates.

10.  DISASTER RECOVERY.

     The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. The Administrator will, on request, provide the Fund with a summary of the Administrator's disaster recovery procedures. In the event of equipment failures, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator's own willful misfeasance or willful misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.  COMPENSATION.

     (a) As compensation for services set forth herein that are rendered by the Administrator during the term of this Agreement, the Fund will pay to the Administrator a fee or fees as may be agreed to in writing by the Fund and the Administrator.

     (b) The undersigned hereby represents and warrants to the Administrator that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Administrator or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by the Administrator to such advisor or sponsor or any affiliate of the Fund have been fully disclosed to the Board and that the Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.  INDEMNIFICATION.

     (a) The Fund agrees to indemnify and hold harmless the Administrator and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys'

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          fees and disbursements and liabilities arising under the Securities
          Laws and any state and foreign securities laws) (collectively, "Losses"), arising directly or indirectly from any action or omission to act which the Administrator takes in connection with the provision of services hereunder to the extent provided herein. Notwithstanding anything to the contrary contained herein, neither the Administrator, nor any of its affiliates, shall be indemnified from losses against any liability (or any expenses incident to such liability) caused by the Administrator's or its affiliates' own willful misfeasance or willful misconduct, bad faith, gross negligence or reckless disregard in the performance of the Administrator's activities under this Agreement. The provisions of this Section 12 shall survive termination of this Agreement.

     (b) The Administrator agrees to indemnify, defend and hold harmless the Fund from Losses arising directly or indirectly from any act or omission to act of the Administrator pursuant to this Agreement but only if such liability arises from the Administrator's or its affiliates' own willful misfeasance or willful misconduct, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. This indemnification shall be the Fund's sole remedy under this Agreement.

13.  RESPONSIBILITY OF THE ADMINISTRATOR.

     (a) The Administrator shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein including actions taken pursuant to Oral Instructions, Written Instructions or as may be specifically agreed to by the Administrator and the Fund in writing and signed by the Administrator. The Administrator shall be obligated to exercise care and diligence in the performance of its duties hereunder, including duties set forth in any schedules to this Agreement and to act in good faith in performing services provided for under this Agreement.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) the Administrator shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party caused by any of the foregoing; provided that the Administrator has used reasonable efforts to minimize the impact of any of the foregoing on its ability to fully perform its obligations hereunder; and (ii) the Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Administrator reasonably believes to be genuine.

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     (c)  Notwithstanding anything in this Agreement (whether contained anywhere in Sections 14-16 or otherwise) to the contrary, the Fund hereby acknowledges and agrees that (i) the Administrator, in the course of calculating and reporting portfolio performance hereunder, may rely upon the Administrator's good faith interpretation of tax positions or its good faith interpretation of relevant circumstances (as reasonably determined by the Administrator) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) the Administrator shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is due to the Administrator's gross negligence, reckless disregard of its duties, willful misfeasance or willful misconduct.

     (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, the Fund hereby acknowledges and agrees that the Administrator shall not be liable for any losses or damages of any kind associated with any tax filings with which the Administrator has assisted in any way except to the extent such loss or damage is due to the Administrator's gross negligence or willful misconduct; provided, however, that the Administrator shall not be found to have been grossly negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to the Administrator (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which the Administrator (or any similar service provider) is (or would be) responsible.

     (e) Notwithstanding anything in this Agreement to the contrary, (i) no party or their affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by them or their affiliates.

     (f) Each party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other party may become responsible.

     (g) The provisions of this Section 13 shall survive termination of this Agreement.

     (h) Notwithstanding anything in this Agreement to the contrary, the Administrator shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

14.  SERVICES.

     The Administrator shall perform the services set forth on Schedule A to this Agreement.

15.  DURATION AND TERMINATION.

     (a) The term of this Agreement is for an initial term beginning from the date of this Agreement and continuing through the close of business three (3) years thereafter (the "Initial Term"). Upon the expiration

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          of the Initial Term, this Agreement will automatically renew for successive terms of one (1) year ("Renewal Terms"). The Fund or the Administrator may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other parties of its intent not to renew. Notice of termination must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one), and all trailing expenses incurred by the Administrator, will be borne by the Fund.

     (b) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), or if a representation and warranty of a party hereof becomes untrue or inaccurate in any material respect, the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days' written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of the Administrator to be reimbursed for all of its out-of-pocket expenses and its normal monthly fees or other obligations due it. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     (c) Upon occurrence of any of the following events, the party not subject to such event shall have the right to immediately terminate this Agreement upon written notice to the other party: (i) either party ceases doing (or gives notice of ceasing to do) business and its business is not continued by another corporation or entity who has agreed to assume its obligations, (ii) either party becomes insolvent or files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five (45) calendar days after filing, or
          (iii) either party makes an assignment for the benefit of creditors.

16.  NOTICES.

     All notices and other communication, including Written Instructions but excluding Oral Instructions shall be addressed (a) if to the Administrator, at 116 Welsh Road, Horsham, PA 19044, Attention: Rene Paradis (or such other address as the Administrator may inform the Fund in writing); (b) if to the Fund, at 116 Welsh Road, Horsham, PA 19044, Attention: Chief Compliance Officer; or (c) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by

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     confirming facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.  AMENDMENTS.

     This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.  ASSIGNMENT; DELEGATION.

     The Administrator may assign its rights and delegate its duties hereunder with respect to the Fund to any affiliate of the Administrator, provided that the Administrator gives the Fund thirty (30) days prior written notice of such assignment or delegation and such assignment or delegation is approved by the Fund, such consent not to be unreasonably withheld, conditioned or delayed.

19.  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.  FURTHER ACTIONS.

     Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.  MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. As between the Fund and the Administrator, this Agreement (including the schedules attached hereto) embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties or other matters as contemplated herein.

     (b) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Fund agrees to provide the Administrator with prior notice to evaluate the impact of any modifications to its Organizational Documents or the adoption of any policies (a "Material Modification") which would materially affect the obligations or responsibilities of the Administrator hereunder. In the event of a Material Modification the Administrator shall have the option of either (i) charging the Fund for any new or additional services at its customary rates or (ii) terminating this Agreement upon sixty (60) days written notice.

     (c)  CAPTIONS. The captions in this Agreement are included for convenience

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          of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) INFORMATION. The Fund will provide such information and documentation as the Administrator may reasonably request in connection with services provided by the Administrator to the Fund.

     (f) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

     (g) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (h) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (i) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, the Administrator hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (j) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (k) CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrator's affiliates are financial institutions, and the Administrator may, as a matter of policy, request the Fund's taxpayer identification number or other government-issued identification number. The Administrator may also ask for additional identifying information, and the Administrator may take steps to verify the authenticity and accuracy of these data elements.

     (l) The Administrator represents and warrants that it has adopted policies and procedures reasonably designed to detect and prevent money laundering activities in compliance with applicable laws, regulations and regulatory interpretations. In this regard, the Administrator represents that it shall upon request, provide a copy of its anti-money laundering program (or a summary thereof) to the Fund.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                  QUADRANT FUND, INC.

                                  By:  ___________________________
                                       Name:
                                       Title:



                                  GMAC INSTITUTIONAL ADVISORS LLC

                                  By:  ___________________________
                                       Name:
                                       Title:




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                                 SCHEDULE A (1)

ACCOUNTING SERVICES.
-------------------

     -  Journalize investment, capital and income and expense activities;

     - Record/verify investment buy/sell trade tickets when received from the investment advisor for the portfolio (the "Advisor");

     -  Maintain individual ledgers for investment securities;

     -  Maintain historical tax lots for each security;

     - Record and reconcile corporate action activity and all other capital changes;

     - Reconcile cash and investment balances of the Fund with the Fund's custodian(s) prime broker(s), and provide the Advisor with the beginning cash balance available for investment purposes daily on a T+1 basis.

     - Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's Organizational Documents;

     - Post to and prepare, by such date and time as mutually agreed upon by the parties, the Fund's statement of assets and liabilities and statement of operations in U.S. dollar terms or such other currencies to the extent that the Fund is denominated in such other currencies;

     - Monitor the expense accruals and notify the Advisor and an officer of the Fund of any proposed adjustments;

     - Control all disbursements and authorize such disbursements, in each case, upon Written Instructions;

     -  Calculate capital gains and losses;

     -  Determine net income;

     - Determine applicable foreign exchange gains and losses on payables and receivables;

     - Obtain security market quotes and currency exchange rates (if applicable) from the Advisor, and calculate the value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to the Administrator, provided that the Administrator does not inform the Fund that it is either unable or unwilling to comply with such policies or procedures;

     - Transmit or mail a copy of the portfolio valuation as agreed upon by the Fund and the Administrator;

_____________________
(1) Subject to further discussion.

     - Compute the net asset value in accordance with the provisions of the offering memorandum, pricing and fair valuation policies of the Fund no later than the last business day of each month and compute estimated net asset value, by such date and time as shall be mutually agreed upon by the parties, including a notional net asset value, where applicable. In the event that there is a material change to the Fund or in the event that either the Advisor or the Administrator has made an error resulting in a change in net asset value greater than $0.005, a revised net asset value calculation shall be computed and reported to the Board of Directors; and

     - As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

ADMINISTRATION SERVICES.
-----------------------

     -  Prepare monthly security transaction listings;

     - Supply various normal and customary Fund statistical data as requested on an ongoing basis;

     - Coordinate contractual relationships and communications between the Fund and its contractual service providers;

     - Prepare and file the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR (as applicable) via EDGAR, until the Advisor or the Fund notifies the Administrator that it shall no longer require such services;

     - Prepare and coordinate printing of the Fund's annual and semi-annual shareholder reports (including preparing and filing Form N-CSR with the SEC via EDGAR), until the Advisor or the Fund notifies the Administrator that it shall no longer require such services;

     - Prepare and file the Fund's Quarterly Schedule of Portfolio Holdings with the SEC on Form N-Q (as applicable) via EDGAR, until the Advisor or the Fund notifies the Administrator that it shall no longer require such services;

     - Prepare and coordinate with the Fund's counsel and Fund management Post-Effective Amendments to the Fund's Registration Statement on Form N-2, as needed, and coordinate the filing with the Fund's financial printer;

     - Monitor the Fund's assets on a monthly basis to assure adequate fidelity bond coverage is maintained;

     - Draft agendas and resolutions for quarterly Board meetings and draft written consents of the Board;

     - Coordinate the preparation, assembly and mailing of materials for quarterly Board meetings;

     -  Attend quarterly Board meetings and draft minutes thereof;

     - Maintain a calendar to assure compliance with various SEC filing and Board approval deadlines;

     - Assist the Fund in the handling of SEC examinations and responses thereto;

     - At the direction of the Fund complete subscription documents, investor questionnaires and similar materials with respect to investments in any portfolio funds (i.e., the funds in which the Fund invests) and redemptions therefrom (the "Sub-Docs"), and execute the Sub-Docs as attorney-in-fact pursuant to that certain limited power of attorney granted by the Fund, a form of which is attached hereto as Schedule B. For clarification, as between the Administrator and the Fund, the Fund shall be solely responsible for (i) customer suitability review and "know your customer" information requirements, in accordance with all applicable laws, rules and regulations; and (ii) any anti-money laundering, due diligence or other actions required to be taken with respect to customers, which, if applicable shall include without limitation, the USA PATRIOT Act (Pub. Law No. 107-56, October 26, 2001) and any similar laws enacted after the date hereof; and

     - Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between, the Fund and the Administrator.

INVESTOR SERVICES.
-----------------

     -  Furnish net asset value of the Fund to its investors, as required;

     -  Confirm investment and/or subscription by investors;

     - Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Fund's Organizational Documents; and

     - Distribute, track and deliver Fund offering materials to prospective investors in accordance with instructions from an Authorized Person; and

     - Furnish such information from time to time as may be required by the Fund.

                                   SCHEDULE B

                             FORM POWER OF ATTORNEY

     QUADRANT FUND, INC., (the "Fund"), DOES HEREBY CONSTITUTE AND APPOINT GMAC INSTITUTIONAL ADVISORS LLC, a Delaware limited liability corporation (the "Administrator"), together with its affiliates, including any direct or indirect subsidiary and its officers and employees, as its true and lawful agents and attorneys-in-fact (the "Attorney(s)-in-fact"), in their name, place and stead to act as the Fund's agent for the following purposes:

     1. Receiving, completing, and forwarding to the appropriate party, any subscription documents (or the equivalent), investor questionnaires and similar materials for investments in which the Fund desires to invest or redemptions therefrom;

     2. Signing any applications necessary (or, in the Attorney(s)-in-fact's opinion, desirable) to achieve any of the matters or things referred to above, and any forms, correspondence and other documents ancillary thereto; and

     3. Any other action which the Attorney(s)-in-fact deem is necessary or desirable in connection with any of the above.

     The Administrator shall have full power and authority to make and constitute in its place and stead one or more persons to act as substitute attorney(s)-in-fact for all or any of the purposes referred to herein, and may revoke any such appointment at any time, provided that the Attorney(s)-in-fact shall be responsible for the acts or omissions of any substitute as the Administrator is for itself under the Administration, Accounting and Investor Services Agreement by and between the Administrator and the Fund.

     The Fund hereby undertakes to ratify and confirm anything the Attorney(s)-in-fact may do pursuant to this Power of Attorney and the Fund confirms that the Administrator is entitled to sign documents on the Fund's behalf which shall be treated for all purposes as if they have been signed in the Fund's own name.

     The Fund confirms that the Attorney(s)-in-fact may rely on any information supplied to it/them by the Fund (or other persons on the Fund's behalf) in relation to the performance of its/their duties and powers hereunder. The Fund warrants that the information supplied to the Attorney(s)-in-fact is complete, accurate and not misleading in any respect and undertake to inform the Attorney(s)-in-fact immediately of any changes that would render the information supplied inaccurate, incomplete or misleading.

     The Fund shall indemnify the Attorney(s)-in-fact and, its/their officers, employees, substitutes and agents and shall hold them harmless from any loss, liability, expense or claim of any kind or nature whatsoever suffered or incurred by it/them as a result of any action or inaction in any way relating to or arising out of this Power of Attorney or the acts contemplated hereby (other than as a result of the gross negligence, willful misconduct or fraud of the Attorney(s)-in-fact) and the Fund confirms that this indemnity and hold harmless shall survive this Power of Attorney. The Administrator shall not be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known.

     The Fund declares that this Power of Attorney shall be irrevocable for the period that the Administrator is the administrator of the Fund. The Fund further declares that neither the Attorney(s)-in-fact nor any third party shall be liable for acting in a way as if this Power of Attorney were still valid, unless the Fund has delivered express notice of its termination to the Attorney(s)-in-fact.

     The Fund confirms that this Power of Attorney may be shown to any governmental authority with jurisdiction over the Fund, the Attorney(s)-in-fact, or other relevant persons. The Fund also confirms that it shall not, nor shall any other person on its behalf, initiate, conduct, negotiate or arrange any of the matters or things which the Attorney(s)-in-fact are hereby empowered to do or perform (or attempt to do the same) without the prior written consent of the Attorney(s)-in-fact (which shall not be unreasonably withheld or delayed).

     The Fund warrants that this Power of Attorney is valid and binding upon it and its successors and assigns for all purposes and that it has the power and authority to enter into, and the Fund has taken all necessary corporate action(s) to authorize the execution and delivery of, this Power of Attorney.

     This Power of Attorney shall be governed by and construed in accordance with the laws of the State of Delaware.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Fund has caused this Power of Attorney to be duly executed this ___ day of _________, 200__.

QUADRANT FUND, INC.

---------------------------
By:
Title:





Notary:

STATE OF            ____________________ )
                                         ) ss
County / Country of ____________________ )

On this _____ day of ________________, 200__, before me________________________, a Notary Public in and for said County and State, residing therein duly commissioned and sworn, personally appeared ____________________ personally known to me to be the ______________ of the corporation described, executed the within instrument on behalf of the [corporation] therein named, and acknowledged that such corporation executed the same, pursuant to its bylaws or a resolution of its board of directors.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year in this Certificate first above written

                                   ________________________________
                                   Notary Public in and for such County
                                   and State or Country